Exhibit 99.1

Investor Contact:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Media Contact:

Marci Maule

Director of Public Relations

425-943-8277

mmaule@coinstar.com

COINSTAR CLOSES OFFERING OF CONVERTIBLE SENIOR NOTES

Underwriters exercise option to purchase additional convertible senior notes

BELLEVUE, Wash.—September 16, 2009—Coinstar, Inc. (NASDAQ: CSTR) today announced that it has closed its previously announced public offering of $175 million principal amount of its 4.00% convertible senior notes due in 2014. In connection with the closing, the underwriters exercised their option to purchase an additional $25 million principal amount of convertible senior notes to cover over-allotments. Accordingly, the Company issued $200 million aggregate principal amount of convertible senior notes at closing.

Net proceeds of the convertible senior notes offering will be used to repay the outstanding amounts under the Company’s term loan under its senior secured credit facility and to pay down a portion of the outstanding amounts under the Company’s $400 million revolving line of credit under its senior secured credit facility. Any remaining amounts may be used for general corporate purposes.

In connection with the offering, Morgan Stanley, BofA Merrill Lynch, Jefferies & Company, Inc., and RBC Capital Markets Corporation acted as the joint book-running managers.

The convertible senior notes offering was made pursuant to an effective automatic shelf registration statement, including a prospectus and an applicable prospectus supplement related to the offering, filed by Coinstar with the Securities and Exchange Commission (“SEC”). You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus may also be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick St, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, email: prospectus@morganstanley.com, telephone: (866) 718-1649; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department; Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, telephone: 1-888-449-2342; or RBC Capital Markets, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, telephone: (212) 428-6670.

This press release is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation for any security in any jurisdiction. The offering will not be made in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of the convertible senior notes is being made only by means of the prospectus supplement and accompanying prospectus.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient products and services that make life easier for consumers and drive incremental traffic and revenue for its retailers. The Company’s core automated retail businesses are self-service coin counting and self-service

DVD rental. Other Coinstar products and services include e-payment products – such as gift cards, prepaid debit cards and other prepaid products – and money transfer services. The Company’s products and services can be found at more than 90,000 points of presence including supermarkets, drug stores, mass merchants, financial institutions, convenience stores, restaurants, and money transfer agents.